EXHIBIT 99.2

December 31, 2015	QUARTERLY REPORT

Dear Shareholder:

“Creating Value Through Lifelong Relationships" is the Vision that has driven our efforts for more than 150 years, and continues to be the rallying call across the organization. Your Team is fully engaged in building on a very strong foundation to grow the franchise, consistent with this Vision, and to continue delivering long-term value to our Shareholders. During the fourth quarter of 2015, we maintained momentum in building customer relationships with loan growth totaling $25 million, which included increases in commercial, mortgage, and consumer categories. Each new loan involves a customer relationship that can be enhanced by the value delivered through our team of professional bankers and wealth managers. To reinforce this focus and further energize the Team, we had a kick-off event that engaged the entire Team in building a culture that aligns with our Vision.

We also completed work on a new website which will be rolled out by the end of January. This site provides new capabilities and will serve as the foundation for enhancing on-line services moving forward that will simplify and provide greater access to our customers. More to come throughout 2016 on this front.

I am very proud of our Team's commitment to engaging in our communities, as well. The results of our "Giving Back, Giving Together" initiative for 2015 to support the local food banks throughout our markets are described in the “Commitment to Community” article included in this edition of banCNotes. We produced amazing results and we will be working to support first responders in a similar fashion during 2016.

While we continue to invest in our people, future capacity, and communities, we also produced solid financial performance. Earnings per share were $.33 for the fourth quarter of 2015 as compared to $.35 in the third quarter of 2015 and the fourth quarter of 2014. For the year ended December 31, 2015, diluted earnings per share was $1.35 as compared to $1.38 in 2014. Return on average assets for 2015 was 1.32% and return on average equity was 8.72%.

Net interest income decreased slightly during the quarter due to a reduction in earning assets. This decline was primarily driven by lower municipal deposits resulting from the Pennsylvania state budget impasse, with an offsetting reduction in investment securities. The net interest margin during the fourth quarter was 3.69% as compared to 3.66% during the third quarter of 2015 and 3.73% in the fourth quarter of 2014. The Federal Reserve raised its target federal funds rate during December for the first time in nearly ten years. This change had virtually no impact on fourth quarter net interest income, and any significant impact on 2016 results will depend on additional Fed action to increase rates and any changes to the shape of the yield curve.

In the fourth quarter we continued efforts to support the future net interest margin by realizing gains on the sale of bank and bank holding company stocks totaling $1,744,000, and recognizing losses from prepayment of a borrowing of $1,663,000. We estimate that the combined impact of the debt prepayment and reinvestment of the proceeds from the stock sales will increase the fully taxable equivalent net interest margin by approximately $524,000 during 2016.

The provision for loan losses was $319,000 during the fourth quarter, as compared to $302,000 during the third quarter of 2015. For the year ended December 31, 2015 the provision totaled $845,000 up from $476,000 in 2014, reflecting additions to the allowance for loan losses to support strong loan growth during the quarter and for the year. Credit quality remains strong as reflected by stable past due and non-performing loan metrics at December 31, 2015 compared to a year earlier.

Noninterest income, excluding securities gains increased during the fourth quarter of 2015 to $3.99 million as compared to $3.96 million in the third quarter and $3.80 million during the fourth quarter of 2014. For all of 2015, noninterest income was $15.4 million, essentially unchanged from 2014.

Noninterest expenses, excluding loss on prepayment of borrowings, totaled $8.4 million in the fourth quarter 2015 up from $8.1 million in the third quarter and $8.25 million in the fourth quarter 2014. For the year ended December 31, 2015, noninterest expenses, excluding loss on prepayment of borrowings, were $32.96 million, down $1.2 million, or 3.5%, from 2014.

Total assets and deposits declined modestly during the fourth quarter of 2015 compared to the prior quarter and year ended December 31, 2014. Total loans grew by $25 million during the fourth quarter and have increased by nearly $74 million since year end 2014.

C&N remains in a very strong capital position by all measures. The cash dividend paid during the fourth quarter was $.26 per share, resulting in a total payment of $1.04 for 2015. This total produced a yield of 4.95% based on the December 31, 2015 market price of $21.00.

We appreciate your support of C&N as both shareholders and customers and are committed to creating value through both of these relationships.

J. Bradley Scovill

President and CEO

CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(In Thousands, Except Per Share Data) (Unaudited)

	4TH	4TH
	QUARTER	QUARTER
	2015	2014
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$11,036	$11,468	$(432)	-3.77%
Interest Expense	1,087	1,257	(170)	-13.52%
Net Interest Income	9,949	10,211	(262)	-2.57%
Provision for Loan Losses	319	123	196	159.35%
Net Interest Income After Provision for Loan Losses	9,630	10,088	(458)	-4.54%
Other Income	3,994	3,802	192	5.05%
Net Gains on Available-for-sale Securities	1,776	210	1,566	745.71%
Loss on Prepayment of Borrowings	1,663	0	1,663
Other Noninterest Expenses	8,411	8,250	161	1.95%
Income Before Income Tax Provision	5,326	5,850	(524)	-8.96%
Income Tax Provision	1,261	1,482	(221)	-14.91%
Net Income	$4,065	$4,368	$(303)	-6.94%

PER COMMON SHARE DATA:
Net Income – Basic	$0.33	$0.36	$(0.03)	-8.33%
Net Income – Diluted	$0.33	$0.35	$(0.02)	-5.71%
Dividend Per Share	$0.26	$0.26	$0.00	0.00%
Number Shares Used in Computation - Basic	12,180,435	12,302,646
Number Shares Used in Computation - Diluted	12,203,951	12,325,409

CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(In Thousands, Except Per Share Data) (Unaudited)

	YEARS ENDED
	DECEMBER 31,
	2015	2014
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$44,519	$46,009	$(1,490)	-3.24%
Interest Expense	4,602	5,122	(520)	-10.15%
Net Interest Income	39,917	40,887	(970)	-2.37%
Provision for Loan Losses	845	476	369	77.52%
Net Interest Income After Provision for Loan Losses	39,072	40,411	(1,339)	-3.31%
Other Income	15,404	15,420	(16)	-0.10%
Net Gains on Available-for-sale Securities	2,861	1,104	1,757	159.15%
Loss on Prepayment of Borrowings	2,573	0	2,573
Other Noninterest Expenses	32,956	34,157	(1,201)	-3.52%
Income Before Income Tax Provision	21,808	22,778	(970)	-4.26%
Income Tax Provision	5,337	5,692	(355)	-6.24%
Net Income	$16,471	$17,086	$(615)	-3.60%

PER COMMON SHARE DATA:
Net Income – Basic	$1.35	$1.38	$(0.03)	-2.17%
Net Income – Diluted	$1.35	$1.38	$(0.03)	-2.17%
Dividend Per Share	$1.04	$1.04	$0.00	0.00%
Number Shares Used in Computation - Basic	12,211,941	12,390,067
Number Shares Used in Computation - Diluted	12,233,773	12,412,050
Market Value (Last Trade)	$21.00	$20.67	$0.33	1.60%
Price Earnings Multiple (Annualized)	15.56	14.98	0.58	3.87%
Dividend Yield (Annualized)	4.95%	5.03%	-0.08%	-1.59%

CONDENSED, CONSOLIDATED BALANCE SHEET DATA

(In Thousands, Except Per Share Data) (Unaudited)

	DEC. 31,	DEC. 31,	DEC. 31, 2015 vs 2014
	2015	2014	$ Incr. (Decr.)	% Incr. (Decr.)
ASSETS
Cash & Due from Banks	$36,061	$36,047	$14	0.04%
Available-for-sale Securities	420,290	516,807	(96,517)	-18.68%
Loans Held for Sale	280	0	280
Loans, Net	696,991	623,209	73,782	11.84%
Intangible Assets	11,972	11,994	(22)	-0.18%
Other Assets	57,823	53,906	3,917	7.27%
TOTAL ASSETS	$1,223,417	$1,241,963	$(18,546)	-1.49%

LIABILITIES
Deposits	$935,615	$967,989	$(32,374)	-3.34%
Repo Sweep Accounts	4,915	5,537	(622)	-11.23%
Total Deposits and Repo Sweeps	940,530	973,526	(32,996)	-3.39%
Borrowed Funds	87,348	73,060	14,288	19.56%
Other Liabilities	8,052	7,015	1,037	14.78%
TOTAL LIABILITIES	1,035,930	1,053,601	(17,671)	-1.68%

SHAREHOLDERS' EQUITY
Common Shareholders' Equity, Excluding Accumulated
Other Comprehensive Income	184,959	183,002	1,957	1.07%
Accumulated Other Comprehensive Income:
Net Unrealized Gains/Losses on
Available-for-sale Securities	2,493	5,281	(2,788)	-52.79%
Defined Benefit Plans	35	79	(44)	-55.70%
TOTAL SHAREHOLDERS' EQUITY	187,487	188,362	(875)	-0.46%
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$1,223,417	$1,241,963	$(18,546)	-1.49%

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